Exhibit 99.1

JEFFERSONVILLE BANCORP
PO Box 398
Jeffersonville, NY 12748
845-482-4000

Press Release

For More Information, call: 845-482-4000

Contact: Raymond Walter, President – CEO	For Immediate Release
August 13, 2003

Company Press Release

Jeffersonville Bancorp Announces Record Second Quarter Earnings and Declares Quarterly Dividend

Jeffersonville Bancorp, Inc. (NASDAQ — JFBC) announced today second quarter net income of $1,395,000 (basic and diluted earnings per share of $0.31) compared to $1,308,000 (basic and diluted earnings per share of $0.29) for the second quarter of 2002. Earnings for the first six months of 2003 were $2,821,000 (basic and diluted earnings per share of $0.64) compared to $2,556,000 (basic and diluted earnings per share of $0.58) in 2002, an increase of over 10%.

A cash dividend in the amount of eight cents ($0.08) on the common stock of the company was declared at the August 12, 2003 meeting of the Board of Directors. The dividend is payable on September 2, 2003

Total assets as of June 30, 2003 were $332,766,000, an increase of $21,637,000 or 7.0% from the second quarter of 2002. Deposits were $263,680,000, an increase of $15,850,000 or 6.4% over the same period in 2002.

Jeffersonville Bancorp is a one-bank holding company, which owns all the capital stock of The First National Bank of Jeffersonville. “Jeff Bank” maintains ten full service branches in Sullivan County New York located in Jeffersonville, Liberty, Monticello, Eldred, Loch Sheldrake, Livingston Manor, Narrowsburg, Callicoon, Wal*Mart/Monticello and Wurtsboro.